Exhibit 99.1

MEDIA  CONTACT:
Ted Gartner
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin Disputes DigiTimes Report

CAYMAN ISLANDS/December 22, 2008/Business Wire – Garmin Ltd. (NASDAQ: GRMN), the global leader in satellite navigation, is disputing a Monday, December 22 report in the DigiTimes trade publication entitled, “Garmin expects to ship 18 million GPS PNDs in 2008.”  The story contains a number of inaccuracies in both sales figures and product rollout schedules.

“Black Friday sales from our customers were what we expected and gross margins remain relatively strong,” said Kevin Rauckman, Garmin’s CFO and treasurer.  “However, the December sales environment is weaker, which we attribute to our retail customers’ desire to exit the year with lower levels of inventory.”

As is customary, Garmin will update investors during its fourth quarter 2008 earnings call, scheduled for February 25, 2009.

About Garmin
The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties  affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 29, 2007  and the Quarterly Report on Form 10-Q for the quarter ended September 27,2008  filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  Copies of these filings are available at www.garmin.com/aboutGarmin/invRelations/finReports.html.  No forward-looking statement can be guaranteed.  Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

###